As filed with the Securities and Exchange Commission on April 1, 2026
Registration No 333-294419
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
INNVENTURE, INC.
(Exact name of registrant as specified in its charter)

Delaware	6770	93-4440048
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6900 Tavistock Lakes Blvd, Suite 400
Orlando, Florida 32827
(321) 209-6787
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Gregory W. Haskell
Innventure, Inc.
6900 Tavistock Lakes Blvd, Suite 400
Orlando, Florida 32827
(321) 209-6787
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to:

Joel T. May
Thomas L. Short
Jones Day
1221 Peachtree Street, N.E., Suite 400
Atlanta, Georgia 30361
Tel: (404) 521-3939
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE AND STATEMENT PURSUANT TO RULE 429
The purpose of this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-294419), which was originally filed by the Registrant with the Securities and Exchange Commission (“SEC”) on March 18, 2026 (the “Registration Statement”), is to update certain sections of the Registration Statement, including to (i) update the “Documents Incorporated by Reference” section, (ii) make other general updates to the Registration Statement, and (iii) file an updated consent of BDO USA, P.C., the Company’s former independent registered public accounting firm, and a consent of WithumSmith+Brown, P.C., the Company’s independent registered public accounting firm.
The Registrant is filing a single prospectus as part of this Registration Statement pursuant to Rule 429 under the Securities Act of 1933 (the “Securities Act”). The prospectus is a combined prospectus relating to: (A) an aggregate of 56,645,073 shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”) that are currently registered and remain unsold under the Prior Registration Statements (as defined below), consisting of: (x) (i) up to 3,260,175 shares of Common Stock that were issued and may be issued upon conversion of Series B Preferred Stock (as defined herein); (ii) up to 16,244,741 shares of Common Stock that may be issued and sold to YA II PN, Ltd., a Cayman Islands exempted company (“Yorkville”), from time to time pursuant to the Standby Equity Purchase Agreement (the “SEPA”), dated October 24, 2023, entered into with Yorkville, subject to the ownership limitations described therein; (iii) 5,657,481 shares of Common Stock held by certain stockholders party to that certain Amended and Restated Registration Rights Agreement, dated October 2, 2024 (the “A&R Registration Rights Agreement”); (iv) 1,000,000 shares of Common Stock that may be issued upon exercise of the 2024 WTI Warrants (as defined herein); (v) up to 8,480,518 shares of Common Stock that were issued and may be issued upon conversion of Series C Preferred Stock (as defined herein); (vi) 300,000 shares of Common Stock that may be issued upon exercise of the 2025 WTI Warrants (as defined herein); (vii) up to 3,250,470 shares of Common Stock issued and issuable pursuant to the terms of those certain subscription agreements (the “Subscription Agreements”), dated as of October 3, 2025, entered into with certain institutions and accredited investors (the “Subscribers”), consisting of (a) 1,625,235 shares of Common Stock issued to the Subscribers and (b) 1,625,235 shares that may be issued upon exercise of the Series A Warrants (as defined herein) held by the Subscribers, in each case registered for resale by the selling securityholders identified in the prospectus herein; and (viii) 65,000 shares of Common Stock that were issued upon conversion of convertible debentures (the “Convertible Debentures”) issued to Yorkville pursuant to the Securities Purchase Agreement (as defined below); and (y) up to 18,386,688 shares of Common Stock issuable by the Registrant upon the exercise of the Innventure Warrants (as defined herein); and (B) the registration of (i) 2,333,334 additional shares of Common Stock that may be issued upon the exercise of the 2024 WTI Warrants and (ii) 700,000 additional shares of Common Stock that may be issued upon the exercise of the 2025 WTI Warrants for resale by the selling securityholders identified in the prospectus herein.
This Registration Statement is also being filed to convert the Prior Registration Statements into a registration statement on Form S-3. Pursuant to Rule 429 under the Securities Act, this Registration Statement, upon effectiveness, will serve as a post-effective amendment (“Post-Effective Amendment”) to (i) the registration statement on Form S-1 (File No. 333-282971), which was originally filed by the Registrant with the SEC on November 4, 2024, declared effective on November 12, 2024, subsequently amended on a post-effective basis on April 15, 2025 and declared effective on April 23, 2025 (“Registration Statement I”); (ii) the registration statement on Form S-1 (File No. 333-286558), which was originally filed by the Registrant with the SEC on April 15, 2025 and declared effective on April 23, 2025 (“Registration Statement II”); and (iii) the registration statement on Form S-1 (File No. 333-291034), which was originally filed by the Registrant with the SEC on October 23, 2025 and became effective on November 12, 2025 (“Registration Statement III” and, together with Registration Statement I and Registration Statement II, the “Prior Registration Statements”) with respect to the offerings of certain unsold securities thereunder, which are not currently being terminated by the Company. Such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act. The Registrant previously paid a registration fee of $23,233.52 in connection with the filing of Registration Statement I, a fee of $8,275.16 in connection with the filing of Registration Statement II, a fee of $11,177.02 in connection with the filing of Registration Statement III, and a fee of $31,649.72 in connection with the filing of the registration statement on Form S-4 (File No. 333-276714), originally declared effective by the SEC on September 10, 2024, each relating to the currently registered and unsold securities that are included in this Registration Statement in accordance with Rule 429 under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED APRIL 1, 2026
PRELIMINARY PROSPECTUS

INNVENTURE, INC.
59,678,407 Shares of Common Stock
This prospectus relates to the issuance by Innventure, Inc., a Delaware corporation, of up to an aggregate of 18,386,688 shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock, at an exercise price of $11.50 per share, which were converted from Learn CW Warrants (as defined in this prospectus) in connection with the Business Combination (as defined herein) (the “Innventure Warrants”). We will receive the proceeds from any exercise of any Innventure Warrants for cash, which amount of aggregate proceeds, assuming the cash exercise of all Innventure Warrants, would be $214.4 million. To the extent the Innventure Warrants are exercised on a cashless basis, we will not receive any proceeds in connection with such exercise. We believe the likelihood that warrant holders will exercise their Innventure Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Common Stock. If the Innventure Warrants are “out of the money,” meaning the exercise price is higher than the market price of our Common Stock, the holders thereof are not likely to exercise such Innventure Warrants.
This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (each a “Selling Stockholder” and, collectively, the “Selling Stockholders”), or their permitted transferees, of up to 41,291,719 shares of Common Stock. The shares of Common Stock to which this prospectus relates consist of (i) up to 3,260,175 shares of Common Stock that were issued and may be issued upon conversion of the Series B Preferred Stock; (ii) up to 16,244,741 shares that we may issue and sell to Yorkville from time to time pursuant to the SEPA, subject to the ownership limitations described therein; (iii) 5,657,481 shares of Common Stock held by certain stockholders party to the A&R Registration Rights Agreement; (iv) 3,333,334 shares of Common Stock that may be issued upon exercise of warrants (the “2024 WTI Warrants”) to purchase Common Stock held by WTI Fund X, LLC and WTI Fund XI, LLC (together, the “WTI Holders”); (v) up to 8,480,518 shares of Common Stock that were issued and may be issued upon conversion of Series C Preferred Stock; (vi) up to 1,000,000 shares of Common Stock that may be issued upon exercise of warrants (the “2025 WTI Warrants”) to purchase Common Stock held by the WTI Holders; (vii) up to 3,250,470 shares of Common Stock issued and issuable pursuant to the terms of the Subscription Agreements entered into with the Subscribers, consisting of (a) 1,625,235 shares of Common Stock issued to the Subscribers and (b) 1,625,235 shares that may be issued upon exercise of warrants (the “Series A Warrants”) to purchase Common Stock held by the Subscribers; and (viii) 65,000 shares of Common Stock that were issued upon conversion of the Convertible Debentures issued to Yorkville pursuant to the securities purchase agreement, dated September 15, 2025 (the “Securities Purchase Agreement”), entered into with Yorkville. For more information on the Selling Stockholders, see the section entitled “Selling Stockholders.”
The Selling Stockholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices, prices related to prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of our Common Stock by the Selling Stockholders. However, we may receive (i) up to the remaining approximately $66.6 million in aggregate gross proceeds from sales of shares of Common Stock to Yorkville pursuant to the SEPA, from time to time after the date of the Registration Statement that includes this prospectus and subject to the satisfaction of certain conditions in the SEPA, (ii) up to approximately $13.0 million of proceeds assuming the exercise of all Series A Warrants for cash, and (iii) de minimis gross proceeds upon exercise of the 2024 WTI Warrants and the 2025 WTI Warrants for cash. To the extent the Series A Warrants are exercised on a cashless basis, we will not receive any proceeds in connection with such exercise. We believe the likelihood that warrant holders will exercise their Series A Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Common Stock. If the Series A Warrants are “out of the money,” meaning the exercise price is higher than the market price of our Common Stock, the holders thereof are not likely to exercise such Series A Warrants. We will bear all costs, expenses and fees in connection with the registration of our Common Stock. The Selling Stockholders will bear all commissions, discounts and certain other limited expenses, if any, attributable to their respective sales of our Common Stock.
Our registration of the securities covered by this prospectus does not mean that either we or the Selling Stockholders will issue, offer or sell, as applicable, any of the securities. The Selling Stockholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution.”
You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our Common Stock.
Our Common Stock is listed on the Nasdaq Global Market (“NASDAQ”) under the symbol “INV.” On March 31, 2026, the last reported sales price of our Common Stock was $3.91 per share.
We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.
Investing in our Common Stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus and any risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is    , 2026.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Stockholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue 18,386,688 shares of Common Stock issuable upon the exercise of the Innventure Warrants. The Selling Stockholders may use the shelf registration statement to sell up to an aggregate of up to 41,291,719 shares of Common Stock from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Stockholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the shares of Common Stock being offered and the terms of the offering.
We will not receive any proceeds from the sale by us or the Selling Stockholders of the securities offered by us or them described in this prospectus, except with respect to (i) up to approximately $211.4 million of proceeds assuming the exercise of all Innventure Warrants for cash; (ii) up to the remaining approximately $66.6 million in aggregate gross proceeds from sales of shares of Common Stock to Yorkville pursuant to the SEPA, from time to time after the date of the Registration Statement that includes this prospectus and subject to the satisfaction of certain conditions in the SEPA; (iii) up to $13.0 million of proceeds assuming the exercise of all Series A Warrants for cash; and (iv) de minimis gross proceeds upon the exercise of the 2024 WTI Warrants and the 2025 WTI Warrants for cash.
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.
You should rely only on the information contained in this prospectus any applicable prospectus supplement or any related free writing prospectus. We and the Selling Stockholders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or any free writing prospectus we have prepared. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any related free writing prospectus. This prospectus and any accompanying prospectus supplement is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any applicable prospectus supplement is accurate only as of the date on the front cover of such document, regardless of the time of delivery of this prospectus or time of any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information. While we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data.
On October 2, 2024 (the “Closing Date” or “Closing”), Learn CW Investment Corporation, a Cayman Islands exempted company (both prior to and after the Closing Date, “Learn CW”) and Innventure LLC, a Delaware limited liability company (“Innventure LLC”), consummated the previously announced business combination (“Business Combination”) with Learn SPAC HoldCo, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Learn CW (“Holdco”), LCW Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Holdco (“LCW Merger Sub”), and Innventure Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Holdco (“Innventure Merger Sub”). LCW Merger Sub merged with and into Learn CW (the “LCW Merger”), with Learn CW as the surviving company of the LCW Merger, and
ii

Innventure Merger Sub merged with and into Innventure LLC (the “Innventure Merger” and, together with the LCW Merger, the “Mergers”), with Innventure LLC as the surviving entity of the Innventure Merger. Following the Mergers, each of Learn CW and Innventure LLC became subsidiaries of Holdco, and Holdco became a publicly traded company. At the Closing, Holdco changed its name to “Innventure, Inc.” Innventure, Inc.’s Common Stock is listed on NASDAQ under the symbol “INV”.
Unless the context indicates otherwise, references in this prospectus to the “Company,” “Innventure,” “Holdco,” “we,” “us,” “our” and similar terms refer to Innventure, Inc. (f/k/a Learn SPAC HoldCo, Inc.) and its consolidated subsidiaries. References to “Learn CW” refer to Learn CW Investment Corporation.
This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.
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PROSPECTUS SUMMARY
This summary highlights selected information from this prospectus and does not contain all of the information that you should consider before investing in shares of Common Stock, and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in Common Stock, you should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 8 and the financial statements and related notes included in this prospectus.
The Company
Innventure is an industrial growth conglomerate that founds, funds, and operates companies with a focus on commercializing transformative, sustainable technology solutions acquired or licensed from technology innovators, which are typically multinational corporations (“MNCs”), with the intent to maximize value for investors and other stakeholders through positive cash flow generated through long-term ownership of our Innventure Companies (as defined below). In connection with the founding of a new company, we look to establish a collaborative relationship with at least one MNC that (1) has expressed a need for, and an interest in using or distributing, the specific technology that we intend to commercialize and (2) that we expect will become a channel partner capable of providing a path to market adoption, distribution and/or revenue for the new company. This collaborating MNC, which we refer to as a channel partner, may be the entity from which we source the technology or it may be an unrelated entity. As owner-operators, our goal is to take what we believe to be breakthrough technologies that have advanced beyond proof of concept from evaluation to scaled commercialization utilizing an approach designed to help mitigate risk as we build disruptive companies that we believe have the potential to achieve a target enterprise value of at least $1 billion. We define “disruptive” as innovations that, in our opinion, have the ability to significantly change the way businesses, industries, markets and/or consumers operate.
Innventure has launched four such companies since its inception: PureCycle Technologies, Inc. (“PureCycle” or “PCT”) in late 2015 (NASDAQ: PCT, technology initially sourced from The Procter & Gamble Company (“P&G”)), AeroFlexx, LLC (“AeroFlexx” or “AFX”) in 2018 (technology sourced from P&G), Accelsius Holdings LLC (“Accelsius” or “ACC”) in 2022 (technology initially sourced from Nokia Corporation (“Nokia”)), and Refinity Olefins, LLC (“Refinity”) in 2024 (technology initially sourced from the VTT Technical Research Centre of Finland (“VTT”); collaboration agreement with The Dow Chemical Company (“Dow”) signed). PureCycle became a publicly traded company in 2021 and, as of the date of this prospectus, Innventure no longer has an economic interest in PureCycle. We refer to AeroFlexx, Accelsius, Refinity and all future operating subsidiary companies that we found, fund, and operate going forward as the “Innventure Companies.”
Background
On the Closing Date, Learn CW and Innventure LLC consummated the Business Combination pursuant to the terms of the Business Combination Agreement previously entered into on October 24, 2023 (the “Business Combination Agreement”). Following the Closing, both Learn CW and Innventure LLC became subsidiaries of Holdco, and Holdco changed its name to “Innventure, Inc.” and became a publicly traded company. The Business Combination has been accounted for using the acquisition method of accounting. The Company determined the accounting acquirer to be Holdco. Accordingly, the Company recorded assets acquired, liabilities assumed and non-controlling interest at their acquisition date fair values and recognized goodwill.
Our Common Stock is listed on NASDAQ under the symbol “INV”.
Standby Equity Purchase Agreement
Concurrently with the parties entering into the Business Combination Agreement, the Company entered into the SEPA with Yorkville. Pursuant to the SEPA and subject to certain conditions and limitations, the Company has the option, but not the obligation, to sell to Yorkville, and Yorkville must subscribe for, an aggregate amount of up to $75.0 million of Common Stock, at the Company’s request any time during the commitment period commencing on the Closing Date and continuing for a term of three years.
The Company agreed, and paid, to YA Global II SPV, LLC, a subsidiary of Yorkville (i) a structuring fee in the amount of $25,000 and (ii) commitment fee in an amount equal to $375,000 (the “Commitment Fee”).
Each advance the Company issues in writing to Yorkville under the SEPA (each, an “Advance,” and notice of such request, an “Advance Notice”) may be in an amount of Common Stock up to the greater of (i) $10.0 million or

(ii) the aggregate daily trading volume of Common Stock for the five trading days prior to the Company requesting an Advance. The purchase price for the shares of Common Stock set forth in the Advance is determined by multiplying the market price of Common Stock by either (a) 95% of the daily volume weighted average price (“VWAP”) during the applicable one-day pricing period or (b) 97% of the lowest daily VWAP during the applicable three consecutive trading day pricing period. The applicable pricing period depends on the type of Advance Notice selected by the Company under the SEPA. As discussed below, the Company may establish a minimum acceptable price in each Advance Notice below which the Company will not be obligated to make any sales to Yorkville.
Any purchase under an Advance would be subject to certain limitations and conditions, depending on selections set forth in the applicable Advance, including the following:
•
Ownership Limitation: Yorkville shall not purchase or acquire any shares of Common Stock pursuant to the SEPA that would result in it and its affiliates (on an aggregated basis) beneficially owning more than 9.99% of the then outstanding voting power or number of shares of Common Stock;

•
Registration Limitation: In no event shall an Advance exceed the amount of shares of Common Stock registered under an effective registration statement that provides for the resale from time to time of the shares of Common Stock sold pursuant the SEPA;

•
Volume Limitation: In certain instances, if the total number of Common Stock traded on NASDAQ during the applicable period is less than a specified threshold, then the number of shares issued and sold by the Company under the Advance will be limited to the greater of (a) 35% of the trading volume during the applicable period or (b) the number of shares of Common Stock sold by Yorkville during the applicable period (in each case not to exceed the amount specified in the Advance and the other limitations under the SEPA); and

•
Minimum Acceptable Price: If the Company notifies Yorkville of a minimum acceptable price (“MAP” as defined in the SEPA), then, if during the applicable period the VWAP of the Common Stock is below the specified MAP or there is no VWAP, the amount of Common Stock set forth in the Advance will be reduced by one third (1/3rd); provided, however, that this lower amount may be increased if certain conditions are met.

The SEPA will automatically terminate on the earliest to occur of (i) November 1, 2027 or (ii) the date on which Yorkville shall have made payment of Advances equal to $75.0 million. As of March 13, 2026, the Company has issued Yorkville 1,273,566 shares of Common Stock for a total amount of $8,402,213.50 pursuant to the terms of the SEPA. The Company has the right to terminate the SEPA at no cost or penalty upon five trading days’ prior written notice to Yorkville, provided that there are no outstanding Advance Notices for which shares of Common Stock must be issued and the Company has paid all amounts owed to Yorkville pursuant to the SEPA.
Series B Preferred Stock Financing
On September 24, 2024, the Company entered into an investment agreement with Commonwealth Asset Management LP (together with its assignee, “CWAM LP”), pursuant to which the Company agreed to issue and sell to CWAM LP an aggregate of 750,000 shares of the Company’s Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), in a private placement, at a price of $10.00 per share of Series B Preferred Stock, resulting in an aggregate purchase price of approximately $7.5 million before deducting fees and other estimated offering expenses, which sale closed on the Closing Date. CWAM LP is an affiliate of CWAM LC Sponsor LLC, Learn CW’s former Sponsor (the “Sponsor”).
On September 27, 2024, the Company entered into an investment agreement, substantially in the same form as the investment agreement entered into with CWAM LP (collectively, the “Series B Investment Agreements”), with certain purchasers (together with CWAM LP, the “Series B Investors”), pursuant to which the Company agreed to issue and sell to such purchasers an aggregate of 352,000 shares of Series B Preferred Stock in a private placement, at a price of $10.00 per share of Series B Preferred Stock (together with the financing with CWAM LP, the “Series B Preferred Stock Financing”). The Series B Preferred Stock Financing closed concurrently with the consummation of the Business Combination and the Company sold, in total, 1,102,000 shares of Series B Preferred Stock providing the Company with approximately $11.0 million of gross proceeds before deducting fees and other estimated offering expenses.
The Series B Investment Agreements contain customary representations, warranties, and covenants by the parties, including certain indemnification obligations of the Series B Investors. The representations, warranties, and covenants contained in the Series B Investment Agreements were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Series B Investment Agreements and are subject to limitations agreed upon by contracting parties. As part of the Series B Investment Agreements, the Company is required to prepare and file a registration statement with the SEC under the Securities Act, covering the resale of the shares of Common Stock issuable upon conversion of Series B Preferred Stock within 120 days from the original issuance date.
Pursuant to the Certificate of Designation of Series B Preferred Stock, dated October 2, 2024, of the Company, the shares of Series B Preferred Stock have a maturity date five years after the Closing Date and accrue a return equal to 8% per annum, payable on the last day of each quarter in-kind. Shares of Series B Preferred Stock are subject to (i) a mandatory conversion on the date that is five years after original issuance (the “Series B Maturity Date”) and (ii) an optional conversion, at the election of the holder, at any time prior to the Series B Maturity Date upon the effectiveness of a registration statement by the Company registering the underlying shares of Common Stock issuable upon conversion. The number of shares of Common Stock that each holder of Series B Preferred Stock will receive upon conversion of all of such holder’s shares of Series B Preferred Stock will be the number of shares equal to the Series B Conversion Rate (as defined below) multiplied by the number of shares of Series B Preferred Stock held by such holder (subject to a threshold amount). No fractional shares shall be issued upon the exercise of any conversion right. Any fractional shares that a holder would otherwise be entitled to will be rounded up to the next whole share. The “Series B Conversion Rate” means a fraction whose numerator is the “Original Issue Price”, which is $10.00 per share of Series B Preferred Stock, and whose denominator is the lesser of (i) the Reset Conversion Price or (ii) $12.50. The “Reset Conversion Price” means the greater of (a) $5.00 and (b) the 10-trading day volume-weighted average closing price of the Common Stock.
As of March 13, 2026, 35,792 shares of Series B Preferred Stock were issued and outstanding.
Innventure Warrants
In connection with the Business Combination, Innventure assumed that certain Warrant Agreement (the “Warrant Agreement”), dated as of October 12, 2021, by and between Learn CW and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), and each of the outstanding public warrants and outstanding private placement warrants (collectively, the “Learn CW Warrants”) to acquire one Class A ordinary share, par value $0.0001 per share, of Learn CW (a “Learn CW Ordinary Share”) were, pursuant to their terms, converted into warrants to acquire, subject to substantially the same terms and conditions as were applicable under the applicable Learn CW Warrant, the number of shares of Innventure’s Common Stock equal to the number of Learn CW Ordinary Shares for which such Learn CW Warrants shall have been exercisable.
Each whole Innventure Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, except as discussed in the immediately following paragraph. Pursuant to the Warrant Agreement, an Innventure Warrant holder may exercise its Innventure Warrants only for a whole number of shares of Common Stock. This means only a whole Innventure Warrant may be exercised at a given time by an Innventure Warrant holder. The Innventure Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any Common Stock pursuant to the exercise of an Innventure Warrant and will have no obligation to settle such Innventure Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Innventure Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations with respect to registration, or a valid exemption from registration is available. In the event that such conditions are not satisfied with respect to an Innventure Warrant, the holder of such Innventure Warrant will not be entitled to exercise such Innventure Warrant and such Innventure Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Innventure Warrant.
No fractional shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares to be issued to the holder.
The Innventure Warrant holders do not have the rights or privileges of holders of shares of Common Stock or any voting rights until they exercise their Innventure Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Innventure Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by Innventure stockholders.
Amended and Restated Registration Rights Agreement
At the Closing, the Company, the Sponsor, and certain other holders of shares of Common Stock entered into the A&R Registration Rights Agreement. The A&R Registration Rights Agreement provides these holders (and their permitted transferees) with the right to require the Company, at the Company’s expense, to register the Common Stock that they hold, on customary terms, including customary demand and piggyback registration rights. The A&R Registration Rights Agreement also provides that the Company pay certain expenses of the electing holders relating to such registration and indemnify them against liabilities that may arise under the Securities Act.
On March 11, 2025, all shares of Common Stock held by the Sponsor were assigned to members of the Sponsor, which members became parties to the A&R Registration Rights Agreement.
WTI Facility
On October 22, 2024 (the “WTI Closing Date”), Innventure LLC entered into a Loan and Security Agreement with WTI Fund X, Inc. and WTI Fund XI, Inc. (collectively, the “WTI Lenders”), as supplemented by the Supplement (the “Supplement”) to the Loan and Security Agreement, dated October 22, 2024, by and among Innventure LLC and the WTI Lenders (the “Loan and Security Agreement”). Further, Innventure LLC, the Company (Innventure) and the WTI Lenders entered into a joinder agreement, pursuant to which the Company became a co-borrower under the Loan and Security Agreement and related loan documents (collectively, the “Loan Documents”).
The Loan and Security Agreement provides for a term loan facility in an aggregate principal amount of up to $50 million (the “WTI Facility”), of which (i) up to $20 million was made available after the WTI Closing Date and through November 15, 2024 (the “First Tranche”); (ii) up to $15 million was made available after November 1, 2024 and through November 30, 2024 (the “Second Tranche”); and (iii) up to $15 million was made available after December 31, 2024 and through January 31, 2025 (the “Third Tranche”) (provided that up to $7.5 million of the Third Tranche was made available until March 31, 2025), in each case, subject to the satisfaction of certain conditions, including, without limitation, (x) with respect to the First Tranche, available cash (after giving effect to the loans to be made under the First Tranche) of $35 million and (y) with respect to each of the Second Tranche and the Third Tranche, satisfaction of certain financial conditions and the WTI Lenders’ satisfaction with the Company’s forward-looking plan at such time. In the event that no loans are made prior to March 31, 2025, the obligations in the Loan and Security Agreement and the Supplement that would otherwise remain in effect until payment in full shall terminate.
The Company received all $20 million of the First Tranche on November 15, 2024. The First Tranche, principal and interest, shall be repaid over a period of 30 months in equal, monthly installments, commencing after an initial 12-month period of interest-only monthly payments, resulting in a total term of 42 months. Borrowings under the First Tranche accrue interest at a rate per annum equal to the greater of (i) the “prime rate” of interest, as published by The Wall Street Journal on the date that the WTI Lenders prepare the promissory notes for the borrowings under such tranche, plus 5.00% and (ii) 13.50%. As of the date of this prospectus, the funds under each of the Second Tranche and Third Tranche are no longer available to the Company.
Obligations under the Loan Documents are secured by a lien on substantially all of the assets of Innventure LLC and the Company.
The Loan Documents contain various representations, warranties, covenants and events of default, including, without limitation, certain restrictions on the ability of Innventure LLC, the Company and their subsidiaries to incur indebtedness, grant liens, transfer assets, make investments, make dividends and other distributions and make certain payments of other indebtedness.
In connection with the Loan and Security Agreement, Innventure issued the 2024 WTI Warrants to purchase up to $10 million of shares of Common Stock to the WTI Holders (affiliates of the WTI Lenders). Each warrant is exercisable into one share of Common Stock (subject to certain limitations, adjustment and certain other rights to possible future financings in accordance with terms of the 2024 WTI Warrants) through March 31, 2035. The number of shares issuable upon exercise of each 2024 WTI Warrant equals the 2024 WTI Warrants Coverage Amount (as defined below) divided by the 2024 WTI Warrants Exercise Price (as defined below). The “2024 WTI

Warrants Coverage Amount” is $10,000,000 ($7,500,000 for WTI Fund X, LLC and $2,500,000 for WTI Fund XI, LLC). The “2024 WTI Warrants Exercise Price” is initially $10.00 per share; however, if the VWAP of the Common Stock over the five trading days preceding April 3, 2026 is less than $10.00, the Exercise Price will be reduce to that lower VWAP. The WTI Warrants include customary registration rights and change-of-control adjustments and may be exchanged, at each of WTI Fund X, LLC’s and WTI Fund XI, LLC’s option, for a cash amount equal to $15 million (in the aggregate), subject to adjustment to the extent a 2024 WTI Warrant is partially exercised, in lieu of exercise upon a change of control, at any time from and after the four-year anniversary of the Closing. Each of WTI Fund X, LLC and WTI Fund XI, LLC will also have the option to purchase up to $5 million (in the aggregate) or such amount as is necessary for each of WTI Fund X, LLC and WTI Fund XI, LLC to maintain its pro rata ownership in certain future financings conducted by the Company, subject to customary exclusions.
Additionally, on April 14, 2025 the Company issued the 2025 WTI Warrants to purchase up to $3 million of shares of Common Stock to the WTI Holders as consideration for the WTI Lenders and the WTI Holders entering into a consent with the Company and Innventure LLC, dated March 21, 2025, pursuant to which, among other things, the WTI Lenders and the WTI Holders consented to (i) the Company entering into that certain securities purchase agreement, dated March 25, 2025, entered into with Yorkville, and the transactions contemplated thereby and (ii) the Company’s issuance of its Series C Preferred Stock (as defined below) and the payoffs of certain related party loans. Each warrant is exercisable through March 31, 2035. The number of shares issuable upon exercise of each 2025 WTI Warrant is calculated by dividing the 2025 WTI Warrants Coverage Amount (as defined below) by the 2025 WTI Warrants Exercise Price (as defined below). The “2025 WTI Warrants Coverage Amount” is $3,000,000 ($2,250,000 for WTI Fund X, LLC and $750,000 for WTI Fund XI, LLC). The “2025 WTI Warrants Exercise Price” is initially equal to the VWAP over the 30 trading days ending on the trading day immediately preceding April 14, 2025; however, as of October 14, 2026, if the VWAP over the five trading days preceding October 14, 2026 is lower, the 2025 WTI Warrants Exercise Price will be reduced to that lower VWAP. Please see the section titled “Shares Eligible for Future Sale” elsewhere in this prospectus for more information.
Series C Preferred Stock Financing
On March 24, 2025 (the “Series C Closing Date”), the Company entered into preferred stock purchase agreements (each, a “Series C Purchase Agreement” and, collectively, the “Series C Purchase Agreements”) with certain purchasers (the “Series C Purchasers”), pursuant to which the Company issued and sold to the Series C Purchasers an aggregate of up to 275,000 shares of the Company’s Series C preferred stock, par value $0.0001 per share (the “Series C Preferred Stock”), in a private placement, at a price of $10.00 per share of Series C Preferred Stock, resulting in an aggregate purchase price of approximately $2,750,000 before deducting fees and other estimated offering expenses (such offering, the “Series C Preferred Stock Financing”). The Series C Preferred Stock Financing closed on the Series C Closing Date.
The Series C Purchase Agreements contain customary representations, warranties, and covenants by the parties, including certain indemnification obligations of the Series C Purchasers. The representations, warranties, and covenants contained in the Series C Purchase Agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the Series C Purchasers and are subject to limitations agreed upon by contracting parties. As part of the Series C Purchase Agreements, the Company is required to prepare and file a registration statement with the Commission under the Securities Act, covering the resale of the shares of Common Stock issuable upon conversion of Series C Preferred Stock within 120 days from the original issuance date, which obligation is to be satisfied hereby.
On the Series C Closing Date, the Company also filed a Certificate of Designations with the Secretary of State of the State of Delaware setting forth the terms, rights, obligations and preferences of the Series C Preferred Stock, which became effective upon filing. Pursuant to the Series C Preferred Certificate of Designation, the shares of Series C Preferred Stock have a maturity date five years after the Series C Closing Date and carry an annual 8.0% cumulative dividend, which will be paid prior to and in preference over any Junior Stock or Parity Stock (each as defined below). On the last day of the last quarter in each fiscal year of the Company, such dividends will be made as a payment in kind. “Junior Stock” means (i) the Common Stock, (ii) any other preferred stock, other than the Series B Preferred Stock, and (ii) any other equity interest of the Company, in each case which by its terms ranks junior to the Series C Preferred Stock with respect to payment of dividends and/or distribution of assets. “Parity Stock” means the Company’s Series B Preferred Stock and any equity interest of the Company hereinafter created which by its terms ranks pari passu with the Series C Preferred Stock.

With respect to (i) payment of dividends, (ii) distribution of assets and (iii) all other liquidation, winding up, dissolution, dividend and redemption rights, the Series C Preferred Stock shall rank pari passu in priority of payment to all Parity Stock and senior in priority of payment to all Junior Stock in any liquidation, dissolution, winding up or distribution of the Company, and junior to any existing or future secured or unsecured indebtedness and other liabilities (including trade payables) of the Company. Per each whole share of Series C Preferred Stock, the holders of Series C Preferred Stock will be entitled to cast the number of votes equal to (i) the original issue price, which is $10.00 (the “Series C Original Issue Price”), divided by (ii) the Minimum Price (as defined in NASDAQ Listing Rule 5635(d)) of Common Stock as of the Initial Issue Date (as determined by reference to the NASDAQ Official Closing Price) and will vote with the holders of the Common Stock as a single class and on an as-converted basis, except as provided by law or applicable NASDAQ listing rules.
Shares of Series C Preferred Stock are subject to (i) a mandatory conversion on the date that is five years after original issuance (the “Series C Maturity Date”) and (ii) an optional conversion, at the election of the holder, at any time prior to the Series C Maturity Date upon the effectiveness of a registration statement by the Company registering the underlying shares of Common Stock issuable upon conversion (including this registration statement). The number of shares of Common Stock that each holder of Series C Preferred Stock will receive upon conversion of all of such holder’s shares of Series C Preferred Stock will be the number of shares equal to the Series C Conversion Rate (as defined below) multiplied by the number of shares of Series C Preferred Stock held by such holder (subject to a threshold amount). No fractional shares shall be issued upon the exercise of any conversion right. Any fractional shares that a holder would otherwise be entitled to will be rounded up to the next whole share. The “Series C Conversion Rate” means a fraction whose numerator is the Series C Original Issue Price and whose denominator is the lesser of (i) the Reset Conversion Price or (ii) $12.50. The “Reset Conversion Price” means the greater of (a) $5.00 and (b) the 10-trading day volume-weighted average closing price of the Common Stock.
As of March 13, 2026, 159,270 shares of Series C Preferred Stock were issued and outstanding.
Yorkville Convertible Debentures
On September 15, 2025, the Company entered into the Securities Purchase Agreement with Yorkville, in connection with the issuance and sale by the Company of Convertible Debentures issuable in an aggregate principal amount of up to $15,000,000, which Convertible Debentures converted into shares of the Company’s Common Stock (as converted, the “Conversion Shares”). Pursuant to the Securities Purchase Agreement, Yorkville purchased, and the Company issued, $10,000,000 in aggregate principal amount of Convertible Debentures (the “Third Convertible Debenture”) on September 15, 2025, upon satisfaction of certain closing conditions in the Securities Purchase Agreement. Yorkville purchased and the Company issued an additional $5,000,000 in aggregate principal amount of Convertible Debentures (the “Fourth Convertible Debenture”) on November 12, 2025. The Convertible Debentures resulted in gross proceeds to the Company of approximately $11,500,000 (including the original issue discount of 10% and the repayment of $2,000,000 that was due on September 14, 2025).
As of January 27, 2026, Yorkville fully converted all Conversion Shares under the Third Convertible Debenture, and on January 28, 2026, the Company redeemed the Fourth Convertible Debenture, which redemption terminated all obligations imposed upon the Company under the Securities Purchase Agreement. Furthermore, as of March 17, 2026, Yorkville continued to beneficially own 65,000 Conversion Shares, which Yorkville received in connection with its conversion of the Third Convertible Debenture.
PIPE Investment
On October 3, 2025, the Company entered into the Subscription Agreements with the Subscribers, pursuant to which the Company agreed to issue to the Subscribers, in a private placement, an aggregate of 1,625,235 shares of Common Stock and Series A Warrants to purchase an aggregate of 1,625,235 shares of Common Stock (the “Warrant Shares”) at an aggregate price of $6.00 for one share of Common Stock and one Series A Warrant (the “PIPE Investment”). The Series A Warrants have an exercise price of $8.00 per share, will be exercisable at any time on or after April 6, 2026 (the calendar day following the six month anniversary of the date of issuance), will expire on October 3, 2030 and are redeemable by the Company at a price of $0.01 per Series A Warrant if the last sales price of the Common Stock has been equal to or greater than $15.00 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events) for any twenty (20) trading days within a thirty (30) trading day period commencing after the Series A Warrants become exercisable. The sales of the securities pursuant to the Subscription Agreements closed on October 3, 2025. The gross proceeds to the Company from the PIPE Investment are approximately $9.75 million before deducting fees and other estimated offering expenses.

Emerging Growth Company
We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act (as defined below). As such, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
We will remain an emerging growth company until the earlier of (1) December 21, 2026, (2) the last day of the fiscal year (a) in which we have total annual gross revenue of at least $1.235 billion or (b) in which we are deemed to be a large accelerated filer, which means the market value of shares of our Common Stock that are held by non-affiliates exceeds $700.0 million as of the prior June 30, and (3) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
Risk Factors
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business.
Corporate Information
The mailing address of our principal executive office is 6900 Tavistock Lakes Blvd, Suite 400, Orlando, Florida 32827, and our telephone number is (321) 209-6787.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider any risk factors contained in any applicable prospectus supplement, as well as the risk factors set forth in our most recently filed Annual Report on Form 10-K and any material changes to those risk factors set forth in a Quarterly Report on Form 10-Q. You should also refer to the other information in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference into this prospectus. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our securities could decline, and you could lose all or part of your investment.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained in this prospectus and any accompanying prospectus supplement or incorporated by reference into this prospectus and any accompanying prospectus supplement are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are all statements other than those of historical fact, including statements about the Company’s business model, the financial condition, results of operations, earnings outlook and its Innventure Companies’ prospects. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance and may refer to projections and forecasts. Forward-looking statements are often identified by future or conditional words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “will,” “potential,” “predict,” “should,” “would” and other similar words and expressions (or the negative versions of such words or expressions), but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements are based on the current expectations of the Company’s management and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of this prospectus. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. The risks and uncertainties include, but are not limited to, those factors discussed and identified in other public filings made with the SEC by the Company and the following:
•
Innventure’s and the Innventure Companies’ ability to execute on strategies and achieve future financial performance, including their respective future business plans, expansion and acquisition plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures;

•	Innventure’s and the Innventure Companies’ ability to invest in growth initiatives;
•	the implementation, market acceptance and success of Innventure’s and the Innventure Companies’ business models and growth strategies;
•	Innventure’s and the Innventure Companies’ future capital requirements and sources and uses of cash;
•
sustained unfavorable economic or other conditions which could require Innventure to evaluate and potentially record additional impairment charges for all, or a portion of, its goodwill and other intangible assets;

•	Innventure’s ability to maintain control over the Innventure Companies;
•	Innventure’s ability to meet the various conditions imposed by, and to satisfy its obligations to, the WTI Lenders under the WTI Facility;
•	Innventure’s access to funds under the SEPA entered into with Yorkville due to certain conditions, restrictions and limitations set forth therein;
•
certain restrictions and limitations set forth in Innventure’s and the Innventure Companies’ financing instruments, which may impair Innventure’s and the Innventure Companies’ financial and operating flexibility;

•	Innventure’s and the Innventure Companies’ ability to generate liquidity and maintain sufficient capital to operate as anticipated;
•	Innventure’s and the Innventure Companies’ ability to obtain funding for their operations and future growth and to continue as going concerns;
•
the risk that the technology solutions that Innventure and the Innventure Companies license or acquire from third parties or develop internally may not function as anticipated or provide the benefits anticipated;

•	developments and projections relating to Innventure’s and the Innventure Companies’ competitors and industry;
•	the ability of Innventure and the Innventure Companies to scale the operations of their respective businesses;
•	the ability of Innventure and the Innventure Companies to establish substantial commercial sales of their products;
•	the ability of Innventure and the Innventure Companies to compete against companies with greater capital and other resources or superior technology or products;
•
Innventure and the Innventure Companies’ ability to meet, and to continue to meet, applicable regulatory requirements for the use of their respective products and the numerous regulatory requirements generally applicable to their businesses;

•	the outcome of any legal proceedings against Innventure or the Innventure Companies;
•
Innventure’s ability to find future opportunities to license or acquire breakthrough technology solutions from multinational corporations or other third parties (collectively, “Technology Solutions Providers”) and to satisfy the requirements imposed by or to avoid disagreements with its current and future Technology Solutions Providers;

•	the risk that the launch of new companies distracts Innventure’s management from its and its other subsidiaries’ operations;
•	the risk that Innventure may be deemed an investment company under the Investment Company Act of 1940, which would impose burdensome compliance requirements and restrictions on its activities;
•
Innventure’s ability to sufficiently protect the intellectual property (“IP”) rights of itself and its Innventure Companies, and to avoid or resolve in a timely and cost-effective manner any disputes that may arise relating to its use of the IP of third parties;

•	actions by activist stockholders;
•	the risk of a cyber-attack or a failure of Innventure’s information technology and data security infrastructure;
•	geopolitical risk and changes in applicable laws or regulations, including with respect to foreign trade policy and tariffs;
•	potential adverse effects of other economic, business, and/or competitive factors;
•	operational risks related to Innventure and the Innventure Companies, which have limited or no operating history; and
•	the limited liquidity and trading of Innventure’s securities.
Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. All forward-looking statements in this prospectus and any accompanying prospectus supplement or incorporated by reference into this prospectus and any accompanying prospectus supplement are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required under applicable law.

USE OF PROCEEDS
All of the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. The Selling Stockholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices.
We will not receive any of the proceeds from such sales of the shares of Common Stock by the Selling Stockholders. However, we may receive (i) up to $66.6 million in aggregate gross proceeds from sales of shares of Common Stock to Yorkville pursuant to the SEPA, from time to time in our discretion after the date of this Registration Statement and subject to the satisfaction of certain conditions in the SEPA, and (ii) de minimis gross proceeds upon exercise of the 2024 WTI Warrants and the 2025 WTI Warrants, to the extent such warrants are exercised for cash. We will bear all costs, expenses and fees in connection with the registration of Common Stock. The Selling Stockholders will bear all commissions, discounts and certain other limited expenses, if any, attributable to their respective sales of Common Stock.
We could receive up to an aggregate of approximately $13.0 million in proceeds from the exercise of the Series A Warrants, assuming the exercise in full of all of the Series A Warrants for cash, but not from the resale of the shares of Common Stock issuable upon such exercise. There is no assurance that the holders of the Series A Warrants will elect to exercise any or all of such Series A Warrants. We believe the likelihood that Series A Warrant holders will exercise the Series A Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of Common Stock. If the Series A Warrants are “out of the money,” meaning that the exercise price is higher than the market price of Common Stock, then the holders of such “out of the money” Series A Warrants are not likely to exercise such Series A Warrants. All of the Series A Warrants outstanding as of March 17, 2026 are “out of the money.” There can be no assurance that such Series A Warrants will be in the money prior to their expiration dates, and therefore we may not receive any cash proceeds from the exercise of such Series A Warrants.
We could receive up to an aggregate of approximately $211.4 million in proceeds from the exercise of the Innventure Warrants, assuming the exercise in full of all of the Innventure Warrants for cash, but not from the resale of the shares of Common Stock issuable upon such exercise. There is no assurance that the holders of the Innventure Warrants will elect to exercise any or all of such Innventure Warrants. We believe the likelihood that Innventure Warrant holders will exercise the Innventure Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of Common Stock. If the Innventure Warrants are “out of the money,” meaning the exercise price is higher than the market price of Common Stock, then holders of such “out of the money” Innventure Warrants are not likely to exercise such Innventure Warrants. All of the Innventure Warrants outstanding as of March 17, 2026 are “out of the money.” There can be no assurance that such Innventure Warrants will be in the money prior to their expiration dates, and therefore we may not receive any cash proceeds from the exercise of such Innventure Warrants.
We will not receive any proceeds from the exercise of the 2024 WTI Warrants, the 2025 WTI Warrants, the Innventure Warrants, or the Series A Warrants on a cashless basis.
Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the issuance of shares to Yorkville pursuant to the SEPA and from the exercise of the 2024 WTI Warrants, the 2025 WTI Warrants, the Innventure Warrants, and the Series A Warrants for general corporate purposes, which may include strategic investments in complementary businesses or technologies and repayment of outstanding indebtedness.

DESCRIPTION OF SECURITIES
Innventure has one class of securities registered under Section 12 of the Exchange Act: its Common Stock. The following description of our capital stock is a summary and is qualified in its entirety by provisions of Delaware law and by reference to the terms of our Amended and Restated Certificate of Incorporation (“A&R Certificate of Incorporation”) and our By-laws (the “Bylaws”), which are incorporated herein by reference and attached as exhibits to Innventure’s most recent Annual Report on Form 10-K filed with the SEC. We encourage you to read these documents and the applicable portions of the Delaware General Corporation Law, as amended (the “DGCL”), as applicable, carefully and in their entirety because they describe your rights as a holder of shares of Common Stock.
General
We are authorized to issue 250,000,000 shares of Common Stock and 25,000,000 shares of preferred stock, par value $0.0001 per share. Of the 25,000,000 shares of preferred stock, 3,000,000 shares are designated as “Series B Preferred Stock,” and 5,000,000 shares are designated as “Series C Preferred Stock.” As of March 13, 2026, 80,069,319 shares of Common Stock were issued and outstanding, 35,792 shares of Series B Preferred Stock were issued and outstanding, and 159,270 shares of Series C Preferred Stock were issued and outstanding.
Common Stock
Each share of Common Stock shall entitle the record holder to one (1) vote per share on all matters submitted to a vote of stockholders. The holders of shares of Common Stock shall not have cumulative voting rights. Upon the Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors or any other series of preferred stock having liquidation preferences, if any, the holders of Common Stock will be entitled to receive pro rata the Company’s remaining assets available for distribution. Holders of Common Stock do not have preemptive, subscription, redemption or conversion rights. Common Stock will not be subject to further calls or assessment by the Company. There will be no redemption or sinking fund provisions applicable to the Common Stock. All shares of Common Stock currently outstanding are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of Common Stock will be subject to those of the holders of any series of the Company’s preferred stock that the Company may authorize and issue in the future, the Series B Preferred Stock and the Series C Preferred Stock.
When a quorum is present at any meeting of stockholders, any matter other than the election of directors to be voted upon by the stockholders at such meeting will be decided by the affirmative vote of the holders of a majority of votes cast (excluding abstentions and broker non-votes) on such matter, unless a different or minimum vote is required by law. At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast will be sufficient to elect such directors.
Preferred Stock
After the designation of the Series B Preferred Stock and the Series C Preferred Stock, 17,000,000 authorized shares of preferred stock remain available for the creation and issuance of one or more additional series of preferred stock by the Company’s Board of Directors (the “Board”). Unless required by law or by applicable stock exchange rule, the remaining authorized shares of preferred stock will be available for issuance without further action by you. The Board is authorized to fix from time to time before issuance the number of preferred shares to be included in any such series and the designation, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:
•	the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;
•	the voting powers, if any, and whether such voting powers are full or limited in such series;
•	the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;
•	whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

•	the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;
•
the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

•	the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;
•	the provisions, if any, of a sinking fund applicable to such series;
•	any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof; and
•
all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such preferred stock (collectively, a “Preferred Stock Designation”).

The Company could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of Common Stock might believe to be in their best interests or in which the holders of Common Stock might receive a premium for their Common Stock over its market price. Additionally, the issuance of preferred stock may adversely affect the rights of holders of Common Stock by restricting dividends on Common Stock, diluting the voting power of Common Stock or subordinating the liquidation rights of Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Common Stock.
Dividends
The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the Board. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock (including the Series B Preferred Stock and the Series C Preferred Stock) or any class or series of stock having a preference senior to or the right to participate with the Common Stock with respect to the payment of dividends (and other distributions of cash, stock or property), such holders of Common Stock shall be entitled to the payment of dividends (and other distributions of cash, stock or property) ratably in proportion to the number of shares held by each such stockholder when, as and if declared by the Board in its discretion from time to time in accordance with applicable law.
Innventure has no current plans to pay dividends on the Common Stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of the Board and will depend on, among other things, Innventure’s results of operations, cash requirements, financial condition, contractual restrictions and other factors that the Board may deem relevant. Because Innventure is a holding company with no direct operations, Innventure will only be able to pay dividends from funds it receives from its subsidiaries.
Listing
Our Common Stock is quoted on the Nasdaq Global Market under the symbol “INV.”
Annual Stockholder Meetings
The Bylaws provide that annual stockholder meetings will be held at such date, time and place, if any, as determined by the Board. The Board may also determine that a meeting of stockholders be held by means of remote communication as authorized by and in accordance with the DGCL.

Anti-Takeover Effects of the Company’s A&R Certificate of Incorporation and Amended and Bylaws and Certain Provisions of Delaware Law
The A&R Certificate of Incorporation and Bylaws contain, and the DGCL contains, provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Board. These provisions are intended to avoid costly takeover battles, reduce Innventure’s vulnerability to a hostile change of control and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire Innventure. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of Innventure by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NASDAQ, which would apply if and so long as Common Stock remains listed on NASDAQ, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
The Board may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of Innventure or the removal of Innventure’s management. Moreover, Innventure’s authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.
One of the effects of the existence of unissued and unreserved Common Stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Innventure by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Innventure’s management and possibly deprive Innventure’s stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.
Classified Board of Directors
Innventure’s directors, other than those who may be elected by the holders of any future series of preferred stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. At any meeting of stockholders at which directors are to be elected, the number of directors elected may not exceed the greatest number of directors then in office in any class of directors. The directors first elected to Class I held office for a term that expired at the annual meeting of stockholders held in 2025 and will hold office for a term expiring at the annual meeting of stockholders to be held in 2028; the directors first elected to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2026; and the directors first elected to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2027, with the members of each class to hold office until their successors are elected and qualified.
At each succeeding annual meeting of the stockholders of Innventure, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. Subject to the rights, if any, of the holders of any future series of preferred stock to elect additional directors under circumstances specified in a Preferred Stock Designation, directors may be elected by the stockholders only at an annual meeting of stockholders.
Removal of Directors; Vacancies
Subject to the rights of the holders of any series of preferred stock then outstanding, for as long as this A&R Certificate of Incorporation provides for a classified board of directors, any director may otherwise be removed only for cause by an affirmative vote of at least two-thirds of the total voting power of all the outstanding shares of capital stock of Innventure entitled to vote generally in the election of directors, voting together as a single class, at a meeting duly called for that purpose. Vacancies on the Board will be able to be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Special Stockholder Meetings
Subject to the special rights of the holders of one or more series of preferred stock, special meetings of the stockholders of Innventure may be called, for any purpose or purposes, at any time only by or at the direction of the Board, the chairperson of the Board, the Chief Executive Officer, or President.
Requirements for Advance Notification of Director Nominations and Stockholder Proposals
The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be properly brought before a meeting, a stockholder must comply with advance notice requirements and provide Innventure with certain information. Generally, to be timely, a stockholder’s notice relating to any nomination or other business to be brought before an annual meeting of stockholders must be delivered to the Secretary at Innventure’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the immediately preceding annual meeting of stockholders. The Bylaws will also specify requirements as to the form and content of a stockholder’s notice.
These notice provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Innventure.
Stockholder Action by Written Consent
Any action required or permitted to be taken by the stockholders may be taken only at a duly called annual or special meeting of stockholders and may not be taken by consent of the stockholders in lieu of a meeting. However, any action required or permitted to be taken by the holders of any series of preferred stock (including the Series B Preferred Stock and Series C Preferred Stock), voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting to the extent expressly provided by the applicable Preferred Stock Designation.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, Innventure’s stockholders will have appraisal rights in connection with a merger or consolidation of Innventure. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery (the “Chancery Court”) of the State of Delaware.
Stockholders’ Derivative Actions
Under the DGCL, any of Innventure’s stockholders may bring an action in Innventure’s name to procure a judgment in Innventure’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Innventure’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Amendment of the A&R Certificate of Incorporation
The A&R Certificate of Incorporation provides that, in addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of preferred stock, the affirmative vote of at least two-thirds of the outstanding shares entitled to vote generally in the election of directors will be required to amend or repeal any provision thereof. The A&R Certificate of Incorporation also provides that, notwithstanding the foregoing, the affirmative vote of at least a majority of the then outstanding shares entitled to vote generally in the election of directors will be required to amend or repeal the provisions thereof relating to Innventure’s name, registered address or agent, or purpose.
Amendment of the Bylaws
The Bylaws provide that the Board is empowered to adopt, amend or repeal the bylaws, and further provide that the stockholders also have the power to adopt, amend or repeal the bylaws, provided that such action by the stockholders will require the affirmative vote of at least two-thirds of the voting power of the outstanding shares of Innventure entitled to vote generally in the election of directors.

Exclusive Forum Selection
The A&R Certificate of Incorporation provides that, unless Innventure consents in writing to the selection of an alternative forum, (a) the Chancery Court will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of Innventure, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Innventure to Innventure or to Innventure’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or the A&R Certificate of Incorporation or (iv) any action, suit or proceeding asserting a claim against Innventure governed by the internal affairs doctrine; and (b) subject to the preceding provisions, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the Chancery Court (a “A&R Certificate of Incorporation Foreign Action”) in the name of any stockholder, such stockholder will be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) above and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the A&R Certificate of Incorporation Foreign Action as agent for such stockholder. Any person purchasing or otherwise acquiring any interest in any security of Innventure will be deemed to have notice of and consented to the foregoing exclusive forum provisions. Notwithstanding the foregoing, such provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
Limitations on Liability and Indemnification of Officers and Directors
The A&R Certificate of Incorporation contains provisions that limit the liability of Innventure’s directors and officers for monetary damages to the fullest extent permitted by Delaware law. Consequently, Innventure’s directors and officers will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors or officers, provided that our certificate of incorporation will not limit the liability of:
•	a director or officer for any breach of their duty of loyalty to our company or our stockholder;
•	a director or officer for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	a director for unlawful payments of dividends or unlawful stock repurchases, or redemptions as provided in Section 174 of the DGCL;
•	a director or officer for any transaction from which they derived an improper personal benefit; or
•	an officer in any action by or in the right of Innventure.
The Bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Innventure pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
The limitation of liability, advancement and indemnification provisions in the A&R Certificate of Incorporation and the Bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Innventure and its stockholders. In addition, your investment may be adversely affected to the extent Innventure pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

SELLING STOCKHOLDERS
This prospectus relates to the resale by the Selling Stockholders or their permitted transferees from time to time of up to 41,291,719 shares of Common Stock. The shares of Common Stock to which this prospectus relates consist of (i) up to 3,260,175 shares of Common Stock that were issued and may be issued upon conversion of the Series B Preferred Stock; (ii) up to 16,244,741 shares that we may issue and sell to Yorkville from time to time pursuant to the SEPA, subject to the ownership limitations described therein; (iii) 5,657,481 shares of Common Stock held by certain stockholders party to the A&R Registration Rights Agreement; (iv) 3,333,334 shares of Common Stock that may be issued upon exercise of the 2024 WTI Warrants held by the WTI Holders; (v) up to 8,480,518 shares of Common Stock that were issued and may be issued upon conversion of Series C Preferred Stock; (vi) up to 1,000,000 shares of Common Stock that may be issued upon exercise of the 2025 WTI Warrants held by the WTI Holders; (vii) up to 3,250,470 shares of Common Stock issued and issuable pursuant to the terms of the Subscription Agreements entered into with the Subscribers, consisting of (a) 1,625,235 shares of Common Stock issued to the Subscribers and (b) 1,625,235 shares that may be issued upon exercise of the Series A Warrants held by the Subscribers; and (viii) 65,000 shares of Common Stock that were issued upon conversion of the Convertible Debentures issued to Yorkville pursuant to the Securities Purchase Agreement.
As used in this prospectus, the term “Selling Stockholders” means the persons listed in the table below and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in our Common Stock other than through a public sale. The Selling Stockholders may from time to time offer and sell any or all of our Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. Except as otherwise described below and for the ownership of the shares of our Common Stock, the Selling Stockholders have not had any material relationship with us or our predecessors or affiliates within the past three years.
Unless otherwise noted below, the following table sets forth, as of February 3, 2026, the names of the Selling Stockholders, the aggregate number of shares of Common Stock beneficially owned, the aggregate number of shares of Common Stock that the Selling Stockholders may offer pursuant to this prospectus and the number of shares of Common Stock beneficially owned by the Selling Stockholders after the sale of the securities offered hereby. For purposes of the following table, we have assumed that the Selling Stockholders will have sold all of the securities covered by this prospectus upon the completion of the offering. The Selling Stockholders may sell or otherwise transfer all, some or none of such shares in this offering.
We have based percentage ownership on 80,069,319 shares of Common Stock outstanding as of March 13, 2026. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Stockholders have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Stockholders, no Selling Stockholder is a broker-dealer or an affiliate of a broker dealer. Please see the section entitled “Plan of Distribution” for further information regarding the Selling Stockholders’ method of distributing these shares.
Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of the Selling Stockholder and the number of shares registered on its behalf.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering	Percent of Common Stock Beneficially Owned After Offering
Holders of Series B Preferred Stock
Albert Aaron and Ethel C Mason Berg	39,921(1)	10,198	29,723	*
Anthony and Kelly Bradshaw	21,735(2)	4,078	17,657	*
Christopher and Donna Corley	96,487(3)	29,719(4)	74,461	*
Gabriel Eljach	109,418(5)	20,396	89,022	*
James Nathan Galbreath	11,218(6)	11,218	—	*

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering	Percent of Common Stock Beneficially Owned After Offering
Michael and Kristin Haughton	61,192(7)	61,192	—	*
Kaitlan Hawkins	33,832(8)	4,078	29,754	*
Dr. Chi Lim	70,221(9)	14,860(4)	59,209	*
Vikash Patel	10,198(10)	10,198	—	*
Charles Alan Runyan	150,546(11)	61,192	89,354	*
Matthew and Holly Sellers	60,949(12)	22,290(4)	44,429	*
Frank M Shaw	96(13)	96	—	*
Commonwealth Asset Management Global Macro Master Fund Ltd.	1,529,836(14)	1,529,836	—	*
Javid Mu'az Baksh Living Trust dated December 9, 2014	22,026(15)	29,719(4)	—	*
SP3 Investments LLC	169,321(16)	20,396	148,925	*
TDC Ventures, LP	694,308(17)	101,988	592,320	*
The Irrevocable Aloha Trust	1,741,143(18)	203,978	1,537,165	1.9%
William J Stephan Revocable Trust	10,198(19)	10,198	—	*
SEPA and Convertible Debentures
YA II PN, Ltd.	65,000(20)	16,309,741(21)	—	*
A&R Registration Rights Agreement
Peter Relan(22)	30,000	30,000	—	*
Ellen Levy(23)	30,000	30,000	—	*
Daniel J Hennessy(24)	738,790	738,790	—	*
AFT Investments LLC(25)	249,572	249,572	—	*
Learn Capital, LLC(26)	1,125,243	1,125,243	—	*
VJAM LLC(27)	63,299	63,299	—	*
Other
WTI Fund X, LLC	1,121,287	3,250,000(28)	—	*
WTI Fund XI, LLC	373,762	1,083,334(29)	—	*
Holders of Series C Preferred Stock
Ascent X Innventure TC, A Series of Ascent X Innventure, LP	3,541,685(30)	250,000	3,291,685	4.1%
Casata Investments LLC	200,000(31)	200,000	—	*
Crown Global Life Insurance LTD IRO Separate Account 30286	106,180(32)	146,933(33)	—	*
Glockner Family Venture Fund, LP	4,680,272(34)	3,940,706	739,566	1.0%
Grail Partners LLC	326,112(35)	326,112	—	*
Michael Otworth	3,492,607(36)	228,322	3,264,275	4.1%
Neil Eichelberger 2021 Irrevocable Trust	2212,360(37)	293,866(33)	—	*
PIPE Investment
Matthew Briggs	25,000	50,000(38)	—	*
CastleKnight Master Fund LP	3,086,416	2,400,000(39)	686,416	*
DOMMFT Investments LLC	50,000	100,000(40)	—	*
Edward P. Hoffman	8,400	16,800(41)	—	*
Jacob Mermelstein	16,000	32,000(42)	—	*
Erick and Wendi Kuebler	8,334	16,668(43)	—	*
David R. Lipton	4,167	8,334(44)	—	*
Marvin Mermelstein Descendants’ Trust	50,000	100,000(45)	—	*
Rappaport Ventures LLC	35,000	70,000(46)	—	*

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering	Percent of Common Stock Beneficially Owned After Offering
Gregory Reyes	216,000	333,334(47)	49,333	*
David Schneider	12,000	19,000(48)	2,500	*
Matthew P. Spain	41,667	83,334(49)	—	*
YELO Investments II LLC	10,500	21,000(50)	—	*

*	less than 1%*
(1)
Consists of (i) 29,723 shares of Common Stock of KNA Holdings LLC, the shares of which the Selling Stockholder may be deemed to indirectly beneficially own and have sole voting and investment power, and (ii) 10,198 shares of Common Stock that were issued upon conversion of shares of Series B Preferred Stock originally issued to the Selling Stockholder and issued to the Selling Stockholder as a paid-in-kind dividend to date. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 511 Dallas Rd., Greenville, South Carolina 29607.

(2)
Consists of (i) 17,657 shares of Common Stock and (ii) 4,078 shares of Common Stock that were issued upon conversion of shares of Series B Preferred Stock originally issued to the Selling Stockholder and issued to the Selling Stockholder as a paid-in-kind dividend to date. Based on information provided to us, the Selling Stockholders acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholders did not have any agreements or understandings with any person to distribute such shares. Mr. Anthony Bradshaw and Mrs. Kelly Bradshaw share voting and investment power over the shares. The business address of the listed Selling Stockholders is 3100 Kingsbarns Dr., Flower Mound, Texas 75028.

(3)
Consists of (i) 74,461 shares of Common Stock and (ii) 22,026 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock originally issued to the Selling Stockholders and issued to the Selling Stockholder as a paid-in-kind dividend to date. Based on information provided to us, the Selling Stockholders acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholders did not have any agreements or understandings with any person to distribute such shares. Mr. Christopher Corley and Mrs. Donna Corley share voting and investment power over the shares. The business address of the listed Selling Stockholder is 1001 Moore Road, Greenville, South Carolina 29615.

(4)
Consists of shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock originally issued to the Selling Stockholder and shares of Common Stock issuable upon conversion of Series B Preferred Stock issued and to be issued as dividends.

(5)
Consists of (i) 89,022 shares of Common Stock and (ii) 20,396 shares of Common Stock that were issued upon conversion of shares of Series B Preferred Stock originally issued to the Selling Stockholder and issued to the Selling Stockholder as a paid-in-kind dividend to date. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 8895 Northwest 99th Court, Miami, Florida 33178.

(6)
Consists of shares of Common Stock that were issued upon conversion of shares of Series B Preferred Stock originally issued to the Selling Stockholder and issued to the Selling Stockholder as a paid-in-kind dividend to date. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 14 Carter Street, Greenville, South Carolina 29607.

(7)
Consists of shares of Common Stock that were issued upon conversion of shares of Series B Preferred Stock originally issued to the Selling Stockholder and issued to the Selling Stockholder as a paid-in-kind dividend to date. Based on information provided to us, the Selling Stockholders acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholders did not have any agreements or understandings with any person to distribute such shares. Michael Haughton and Kristin Haughton share voting and investment power over the shares. The business address of the listed Selling Stockholders is 304 Welling Circle, Greenville, South Carolina 29607.

(8)
Consists of (i) 29,754 shares of Common Stock and (ii) 4,078 shares of Common Stock that were issued upon conversion of shares of Series B Preferred Stock originally issued to the Selling Stockholder and issued to the Selling Stockholder as a paid-in-kind dividend to date. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 214 Stewart Street, Greenville, South Carolina 29605.

(9)
Consists of (i) 59,209 shares of Common Stock and (ii) 11,012 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock originally issued to the Selling Stockholder and issued to the Selling Stockholder as a paid-in-kind dividend to date. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 514 Adaliz Way, Greer, South Carolina 29651.

(10)
Consists of shares of Common Stock that were issued upon conversion of shares of Series B Preferred Stock originally issued to the Selling Stockholder and issued to the Selling Stockholder as a paid-in-kind dividend to date. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 800 North Main Street, Greenville, South Carolina 29609.

(11)
Consists of (i) 89,354 shares of Common Stock and (ii) 61,192 shares of Common Stock that were issued upon conversion of shares of Series B Preferred Stock originally issued to the Selling Stockholder and issued to the Selling Stockholder as a paid-in-kind dividend to date. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 18 Tuxedo Drive, Beaufort, South Carolina 29907.

(12)
Consists of (i) 44,429 shares of Common Stock and (ii) 16,520 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock originally issued to the Selling Stockholder and issued to the Selling Stockholder as a paid-in-kind dividend to date. Based on information provided to us, the Selling Stockholders acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholders did not have any agreements or understandings with any person to distribute such shares. Matthew Sellers and Holly Sellers share voting and investment power over the shares. The business address of the listed Selling Stockholders is 306 Crescent Avenue, Greenville, South Carolina 29605.

(13)
Consists of shares of Common Stock that were issued upon conversion of shares of Series B Preferred Stock originally issued to the Selling Stockholder and issued to the Selling Stockholder as a paid-in-kind dividend to date. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 21 Belfrey Drive, Greenville, South Carolina 29650.

(14)
Consists of shares of Common Stock that were issued upon conversion of shares of Series B Preferred Stock originally issued to the Selling Stockholder and issued to the Selling Stockholder as a paid-in-kind dividend to date. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. Mr. Adam Fisher is the Founder and Chief Investment Officer of Commonwealth Asset Management LP, which is the investment manager of the Selling Stockholder, and, accordingly, Mr. Fisher may be deemed to indirectly beneficially own and have voting and investment power over the shares. The business address of the listed Selling Stockholder is 11755 Wilshire Boulevard, Suite 2320, Los Angeles, California 90025. Mr. Fisher served on the board of directors of Learn CW and as Learn CW’s President.

(15)
Consists of shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock originally issued to the Selling Stockholder and issued to the Selling Stockholder as a paid-in-kind dividend to date. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. Mr. Javid Baksh serves as the trustee for the Selling Stockholder and, accordingly, may be deemed to have voting and investment power over the shares. The business address of the listed Selling Stockholder is 11 Promenade Drive, Greenville, South Carolina 29609.

(16)
Consists of (i) 148,925 shares of Common Stock and (ii) 20,396 shares of Common Stock that were issued upon conversion of shares of Series B Preferred Stock originally issued to the Selling Stockholder and issued to the Selling Stockholder as a paid-in-kind dividend to date. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. Messrs. William Stephan, Vikash Patel, Phillip Mitchum and Mihir Patel are the owners of the listed Selling Stockholder and share voting and investment power over the shares. The business address of the listed Selling Stockholder is 300 Ryans Run Court, Greenville, South Carolina 29615.

(17)
Consists of (i) 592,320 shares of Common Stock and (ii) 101,988 shares of Common Stock that were issued upon conversion of shares of Series B Preferred Stock originally issued to the Selling Stockholder and issued to the Selling Stockholder as a paid-in-kind dividend to date. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. Mr. Todd Carlson is the President of the Selling Stockholder and may be deemed to have voting and investment power over the shares. The business address of the listed Selling Stockholder is 4581 Brynwood Drive, Naples, Florida 34119.

(18)
Consists of (i) 1,537,165 shares of Common Stock and (ii) 203,978 shares of Common Stock that were issued upon conversion of shares of Series B Preferred Stock originally issued to the Selling Stockholder and issued to the Selling Stockholder as a paid-in-kind dividend to date. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. Ms. Marianne Hellauer serves as the trustee for the Selling Stockholder, and Mr. Jonathan Loeffler serves as the investment manager for the Selling Stockholder and, accordingly, may be deemed to share voting and investment power over the shares. The business address of the listed Selling Stockholder is 750 E. Pratt Street, Suite 900, Baltimore, Maryland 21202.

(19)
Consists of shares of Common Stock that were issued upon conversion of shares of Series B Preferred Stock originally issued to the Selling Stockholder and issued to the Selling Stockholder as a paid-in-kind dividend to date. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. Mr. William Stephan serves as the trustee for the Selling Stockholder and, accordingly, may be deemed to have voting and investment power over the shares. The business address of the listed Selling Stockholder is 300 Ryans Run Court, Greenville, South Carolina 29615.

(20)
Consists of 65,000 shares of Common Stock issued to Yorkville upon conversion of the Convertible Debentures issued to Yorkville pursuant to the Securities Purchase Agreement and beneficially owned as of March 16, 2026. Based on information provided to us, Yorkville acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, Yorkville did not have any agreements or understandings with any person to distribute such shares. The business address of Yorkville is c/o Mark Angelo, 1012 Springfield Avenue, Mountainside, New Jersey, 07092.

(21)
Consists of (i) 65,000 shares of Common Stock that were issued to Yorkville upon conversion of the Convertible Debentures issued to Yorkville pursuant to the Securities Purchase Agreement and beneficially owned as of March 16, 2026 and (ii) up to 16,244,741 shares of Common Stock that may be issued to Yorkville pursuant to the SEPA.

(22)
Consists of 30,000 shares of Common Stock registrable pursuant to the A&R Registration Rights Agreement. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 48 Heather Dr, Atherton, California 94027. Mr. Relan served as a director of Learn CW.

(23)
Consists of 30,000 shares of Common Stock registrable pursuant to the A&R Registration Rights Agreement. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 325 Sharon Park Drive #819, Menlo Park, California 94025. Ms. Levy served as a director of Learn CW.

(24)
Consists of 738,790 shares of Common Stock registrable pursuant to the A&R Registration Rights Agreement. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 6900 Tavistock Lakes Blvd, Suite 400, Orlando, Florida 32827.

(25)
Consists of 249,572 shares of Common Stock registrable pursuant to the A&R Registration Rights Agreement. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. Mr. Adam Fisher is the sole member of ABF Manager LLC, which is a non-member manager of the Selling Stockholder, and, accordingly, Mr. Fisher may be deemed to indirectly beneficially own and have voting and investment power over the shares. The business address of the listed Selling Stockholder is 11755 Wilshire Boulevard, Suite 2320, Los Angeles, California 90025. Mr. Fisher served on the board of directors of Learn CW and as Learn CW’s President.

(26)
Consists of 1,125,243 shares of Common Stock registrable pursuant to the A&R Registration Rights Agreement. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. Mr. Robert Hutter is the ultimate controlling person of the Selling Stockholder and, accordingly, may be deemed to have voting and investment power over the shares. The business address of the listed Selling Stockholder is 27132 Paseo Espada #STE B1225, San Juan Capistrano, California 92675. Mr. Hutter served on the board of directors of Learn CW and as Learn CW’s Chief Executive Officer.

(27)
Consists of 63,299 shares of Common Stock registrable pursuant to the A&R Registration Rights Agreement. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. Mr. Michael J. Price is the Manager of the Selling Stockholder and, accordingly, may be deemed to have voting and investment power over the shares. The business address of the listed Selling Stockholder is 450 East 83rd St., PH1A, New York, New York 10028.

(28)
Consists of up to 2,500,000 shares of Common Stock that may be issued to WTI Fund X, LLC pursuant to the 2024 WTI Warrants and up to 750,000 shares of Common Stock that may be issued to WTI Fund X, LLC pursuant to the 2025 WTI Warrants, subject to certain limitations, adjustment, and certain other rights to possible future financings in accordance with terms of the 2024 WTI Warrants and the 2025 WTI Warrants, respectively. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 104 La Mesa Drive, Suite 102, Portola Valley, California 94028.

(29)
Consists of up to 833,334 shares of Common Stock that may be issued to WTI Fund XI, LLC pursuant to the 2024 WTI Warrants and up to 250,000 shares of Common Stock that may be issued to WTI Fund XI, LLC pursuant to the 2025 WTI Warrants, subject to certain limitations, adjustment, and certain other rights to possible future financings in accordance with terms of the 2024 WTI Warrants and the 2025 WTI Warrants, respectively. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 104 La Mesa Drive, Suite 102, Portola Valley, California 94028.

(30)
Consists of (i) 3,291,685 shares of Common Stock and (ii) up to 250,000 shares of Common Stock that were issued upon conversion of 125,000 shares of Series C Preferred Stock originally issued to the Selling Stockholder. The Selling Stockholder is a limited partnership. Voting and investment power over the shares held by the Selling Stockholder is exercised by Jonathan Loeffler and Mark Pomeroy Jr. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 5956 Sherry Lane, 20th Floor, Dallas, Texas 75225.

(31)
Consists of 200,000 shares of Common Stock that were issued upon conversion of 100,000 shares of Series C Preferred Stock originally issued to the Selling Stockholder. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholders is 114 Old Orchard Road, Clarks Green, Pennsylvania 18411.

(32)
Consists of 106,180 shares of Common Stock issuable upon conversion of 53,090 shares of Series C Preferred Stock originally issued to the Selling Stockholder and issued to the Selling Stockholder as a paid-in-kind dividend to date. Terria Godwin and Pauline McGettigan are the controlling persons of the Selling Stockholder and share voting and investment power equally such that voting and investment decisions require the affirmative agreement of both persons. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 39 Market Street, P.O. Box 10467, Suite 3206A, 2nd Floor, Camana Bay, Grand Cayman, Cayman Islands KY1-1004.

(33)
Consists of shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock originally issued to the Selling Stockholder and shares of Common Stock issuable upon conversion of Series C Preferred Stock issued and to be issued as dividends.

(34)
Consists of (i) 739,566 shares of Common Stock and (ii) 3,940,706 shares of Common Stock that were issued upon conversion of 1,970,353 shares of Series C Preferred Stock originally issued to the Selling Stockholder. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 111 2nd Avenue NE, Suite 528, Saint Petersburg, Florida 33701. James Donnally, one of the

Company’s directors, is the Managing Member of Bellringer Consulting Group, LLC, the General Partner of the Selling Stockholder, is an equity holder of the Selling Stockholder, and previously served as the Vice President and Chief Financial Officer of Glockner Enterprises from 1996 to 2023. Mr. Donnally currently has no authority over the Selling Stockholder’s decision-making with respect to equity or debt investments in the Company.
(35)
Consists of 326,112 shares of Common Stock that were issued upon conversion of shares of Series C Preferred Stock originally issued to the Selling Stockholder. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. Donald H. Putnam is the managing partner of the Selling Stockholder and, accordingly, may be deemed to have sole voting and investment power over the shares. The Selling Stockholder served as an advisor to the Company in the Business Combination between October 2023 and October 2024. Following the Business Combination, the Selling Stockholder provided advisory services through July 2025. The business address of the listed Selling Stockholder is 2 Embarcadero Center, Floor 8, San Francisco, California 94111.

(36)
Consists of (i) 3,264,275 shares of Common Stock and (ii) 228,332 shares of Common Stock that were issued upon conversion of 114,161 shares of Series C Preferred Stock originally issued to the Selling Stockholder. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 6900 Tavistock Lakes Blvd, Suite 400, Orlando, Florida 32827. Mr. Otworth serves as the Company’s Executive Chairman and as a director.

(37)
Consists of 212,360 shares of Common Stock issuable upon conversion of 106,180 shares of Series C Preferred Stock originally issued to the Selling Stockholder and issued to the Selling Stockholder as a paid-in-kind dividend to date. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 7 Country Road, Boynton Beach, Florida 33436.

(38)
Consists of (i) 25,000 shares of Common Stock issued pursuant to the Subscription Agreements and (ii) 25,000 shares of Common Stock that may be issued upon exercise of the Series A Warrants. The business address of the listed Selling Stockholder is 1985 Fagerness Point Road, Wayzata, Minnesota 55391.

(39)
Consists of (i) 1,200,000 shares of Common Stock issued pursuant to the Subscription Agreements and (ii) 1,200,000 shares of Common Stock that may be issued upon exercise of the Series A Warrants. Mr. Aaron Weitman is the Managing Member of CastleKnight Fund GP, LLC, which is the controlling entity of the listed Selling Stockholder, and accordingly Mr. Weitman may be deemed to have voting and investment power over the shares. The principal business address of the Selling Stockholder is 888 Seventh Avenue, 24th Floor, New York, New York 10019.

(40)
Consists of (i) 50,000 shares of Common Stock issued pursuant to the Subscription Agreements and (ii) 50,000 shares of Common Stock that may be issued upon exercise of the Series A Warrants. Mr. Joel Mermelstein is the ultimate controlling person of the listed Selling Stockholder and, accordingly, may be deemed to have voting and investment power over the shares. The business address of the listed Selling Stockholder is 6500 N. Hamlin Ave., Lincolnwood, Illinois 60712.

(41)
Consists of (i) 8,400 shares of Common Stock issued pursuant to the Subscription Agreements and (ii) 8,400 shares of Common Stock that may be issued upon exercise of the Series A Warrants. Based on the information provided to us, the Selling Stockholder acquired the shares being registered hereunder as a personal investment, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 5950 Sherry Lane, Suite 470, Dallas, Texas 75225.

(42)
Consists of (i) 16,000 shares of Common Stock issued pursuant to the Subscription Agreements and (ii) 16,000 shares of Common Stock that may be issued upon exercise of the Series A Warrants. The business address of the listed Selling Stockholder is 6500 N. Hamlin Ave., Lincolnwood, Illinois 60712.

(43)
Consists of (i) 8,334 shares of Common Stock issued pursuant to the Subscription Agreements and (ii) 8,334 shares of Common Stock that may be issued upon exercise of the Series A Warrants. Mr. Erick Kuebler and Mrs. Wendi Kuebler share voting and investment power over the shares. Based on the information provided to us, the Selling Stockholder acquired the shares being registered hereunder as a personal investment, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 5950 Sherry Lane, Suite 470, Dallas, Texas 75225.

(44)
Consists of (i) 4,167 shares of Common Stock issued pursuant to the Subscription Agreements and (ii) 4,167 shares of Common Stock that may be issued upon exercise of the Series A Warrants. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder as a personal investment, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 767 3rd Avenue, New York, New York 10017.

(45)
Consists of (i) 50,000 shares of Common Stock issued pursuant to the Subscription Agreements and (ii) 50,000 shares of Common Stock that may be issued upon exercise of the Series A Warrants. Mr. Marvin Mermelstein serves as the trustee for the listed Selling Stockholder and, accordingly, may be deemed to have voting and investment power over the shares. The business address of the listed Selling Stockholder is 6500 N. Hamlin Ave., Lincolnwood, Illinois 60712.

(46)
Consists of (i) 35,000 shares of Common Stock issued pursuant to the Subscription Agreements and (ii) 35,000 shares of Common Stock that may be issued upon exercise of the Series A Warrants. Mr. Jay Rappaport and Mrs. Corrina Rappaport are the ultimate controlling persons of the listed Selling Stockholder and share voting and investment power over the shares. The business address of the listed Selling Stockholder is 135 S. Carmelina Ave., Los Angeles, CA 90049.

(47)
Consists of (i) 166,667 shares of Common Stock issued pursuant to the Subscription Agreements and (ii) 166,667 shares of Common Stock that may be issued upon exercise of the Series A Warrants. The business address of the listed Selling Stockholder is 5510 West Dry Creek Road, Manhattan, Montana 59741.

(48)
Consists of (i) 9,500 shares of Common Stock issued pursuant to the Subscription Agreements and (ii) 9,500 shares of Common Stock that may be issued upon exercise of the Series A Warrants. The business address of the listed Selling Stockholder is 654 Cypress Hills Drive, Encinitas, California 92024.

(49)
Consists of (i) 41,667 shares of Common Stock issued pursuant to the Subscription Agreements and (ii) 41,667 shares of Common Stock that may be issued upon exercise of the Series A Warrants. The business address of the listed Selling Stockholder is 647 Shore Drive, Boynton Beach, Florida 33435.

(50)
Consists of (i) 10,500 shares of Common Stock issued pursuant to the Subscription Agreements and (ii) 10,500 shares of Common Stock that may be issued upon exercise of the Series A Warrants. Mr. Joel Mermelstein is the ultimate controlling person of the listed Selling Stockholder and, accordingly, may be deemed to have voting and investment power over the shares. The business address of the listed Selling Stockholder is 6500 N. Hamlin Ave., Lincolnwood, Illinois 60712.

PLAN OF DISTRIBUTION
We are registering (A) the resale by the Selling Stockholders or their permitted transferees of up to 41,291,719 shares of Common Stock, which includes (i) up to 3,260,175 shares of Common Stock that were issued and may be issued upon conversion of the Series B Preferred Stock; (ii) up to 16,244,741 shares that we may issue and sell to Yorkville from time to time pursuant to the SEPA, subject to the ownership limitations described therein; (iii) 5,657,481 shares of Common Stock held by certain stockholders party to the A&R Registration Rights Agreement; (iv) 3,333,334 shares of Common Stock that may be issued upon exercise of the 2024 WTI Warrants held by the WTI Holders; (v) up to 8,480,518 shares of Common Stock that were issued and may be issued upon conversion of Series C Preferred Stock; (vi) up to 1,000,000 shares of Common Stock that may be issued upon exercise of the 2025 WTI Warrants held by the WTI Holders; (vii) up to 3,250,470 shares of Common Stock issued and issuable pursuant to the terms of the Subscription Agreements entered into with the Subscribers, consisting of (a) 1,625,235 shares of Common Stock issued to the Subscribers and (b) 1,625,235 shares that may be issued upon exercise of the Series A Warrants held by the Subscribers; and (viii) 65,000 shares of Common Stock that were issued upon conversion of the Convertible Debentures issued to Yorkville pursuant to the Securities Purchase Agreement; and (B) the issuance by us of 18,386,688 shares of Common Stock issuable upon the exercise of the Innventure Warrants.
Our Common Stock is listed on NASDAQ under the symbol “INV.”
Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	in underwritten transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	distribution to members, limited partners or stockholders of Selling Stockholders;
•	“at the market” or through market makers or into an existing market for the shares;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.
The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, provided that the Selling Stockholders meet the criteria and conform to the requirements of that rule, or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the subscriber of securities, from the subscriber) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with applicable FINRA rules.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.
The Company is required to pay certain fees and expenses incident to the registration of the shares of Common Stock to be offered and sold pursuant to this prospectus by the Selling Stockholders. The Company has also agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or the Exchange Act. The Selling Stockholders will bear all commissions and discounts, if any, attributable to its sale of securities. Additionally, in certain underwritten offerings, the Selling Stockholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares of Common Stock each is selling in such offering.
With respect to the Selling Stockholders under each of the A&R Registration Rights Agreement and the A&R Registration Rights Agreement, dated October 22, 2024, by and among the Company and the WTI Holders, the Company has agreed to keep this prospectus effective and in compliance with the Securities Act until the earlier of (i) such time as there are no longer any registrable securities under such agreements or (ii) the tenth-year anniversary of such agreement. The Company has also agreed to keep this prospectus effective and in compliance with the Securities Act until the expiration of the SEPA. Further, with respect to the holders of Series B Preferred Stock and Series C Preferred Stock, the Company has agreed to keep this prospectus continuously effective until the earlier of (i) the date on which all shares underlying the Series B Preferred Stock and Series C Preferred Stock have been sold thereunder; (ii) the date on which all shares underlying the Series B Preferred Stock and Series C Preferred Stock may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions and without current public information (including pursuant to Rule 144(i)(2)), as reasonably determined by the counsel to the Company; or (iii) the date which is the fifth anniversary of the effective date of the initial registration statement covering the resale of all shares of Common Stock to be issued upon conversion of shares of Series B Preferred Stock and Series C Preferred Stock. With respect to the Subscribers, the Company has agreed to keep this prospectus effective until the earlier of (i) two years from the effective date of the registration statement and (ii) the date on which all registrable securities under the Subscription Agreements have been sold.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each subscriber at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS
Jones Day will pass upon certain legal matters for us in connection with the securities offered hereby.
EXPERTS
The consolidated financial statements of Innventure, Inc. and subsidiaries (the “Company”) as of and for the year ended December 31, 2025 have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and incorporated by reference in this Prospectus and in the Registration Statement. Such consolidated financial statements are incorporated by reference herein in reliance upon such report, which includes an explanatory paragraph on the Company’s ability to continue as a going concern, given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Innventure, Inc. (the “Company”) as of December 31, 2024 and for the period from October 2, 2024 to December 31, 2024 (“Successor”) and the period from January 1, 2024 to October 1, 2024 (“Predecessor”) incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. The address for the SEC’s website is www.sec.gov.
We make available, free of charge, on our website at www.innventure.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained at that site, other than documents we file with the SEC that are incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and (2) after the date of effectiveness of this prospectus until the offering of the securities is terminated:
•	Our Annual Report on Form 10-K for the year ended December 31, 2025;
•	Our Current Reports on Form 8-K filed with the SEC on January 12, 2026, January 12, 2026, January 14, 2026, January 20, 2026, February 20, 2026, March 3, 2026 and March 19, 2026; and
•
The description of our capital stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2025, as amended by any subsequent amendments and reports filed for the purpose of updating that description.

We do not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to item 2.02 or item 7.01 of our current reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such current reports.
You may obtain copies of these filings without charge by requesting the filings in writing or by telephone at the following address:
Innventure, Inc.
6900 Tavistock Lakes Boulevard, Suite 400
Orlando, Florida 32827
(321) 209-6787
We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the securities to be offered and sold by this prospectus and any applicable prospectus supplement. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices referred to above. Any statement made in this prospectus or any applicable prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.	Other Expenses of Issuance and Distribution.
The table below sets forth the expenses payable by the registrant in connection with the registration and issuance of the securities being registered hereunder, other than underwriting discounts and commissions. All amounts of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Securities and Exchange Commission Registration Fee**	$4.20
Legal Fees and Expenses	$*
Accounting Fees and Expenses	$*
Printing Fees and Miscellaneous Expenses	$*
Total	$*

*
Fees and expenses (other than the SEC registration fee to be paid upon the filing of this registration statement) will depend on the number and nature of any offerings of securities made pursuant to this Registration Statement and therefore are not presently known and cannot be estimated. An estimate of the aggregate expenses in connection with the distribution of securities being offered will be included in any applicable prospectus supplement.

**
Registration fees of $23,233.52, $8,275.16, $11,177.02, and $31,649.72 were previously paid in connection with the Prior Registration Statements (File Nos. 333-282971, 333-286558, and 333-291034) and the Company’s Registration Statement on Form S-4 (File No. 333-276714) relating to the securities that were included in the Prior Registration Statements and the Company’s Registration Statement on Form S-4 and that are included in this Registration Statement in accordance with Rule 429 under the Securities Act. Accordingly, there is no registration fee due in connection with the registration of such securities hereby.

Item 15.	Indemnification of Officers and Directors.
We are incorporated under the laws of the State of Delaware. Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and the A&R Certificate of Incorporation provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at its request.
We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the A&R Certificate of Incorporation and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits.

Exhibit Number	Description of Document
2.1+
Business Combination Agreement, dated as of October 24, 2023, by and among Learn SPAC Holdco, Inc., Learn CW Investment Corporation, LCW Merger Sub, Inc., Innventure LLC and Innventure Merger Sub, LLC (incorporated by reference to Annex A to Innventure, Inc.’s Registration Statement on Form S-4 filed with the SEC on September 6, 2024)

4.1
Amended and Restated Certificate of Incorporation of Innventure, Inc., filed with the Secretary of State of Delaware on October 2, 2024 (incorporated by reference to Exhibit 3.1 to Innventure, Inc.’s Current Report on Form 8-K filed with the SEC on October 9, 2024)

4.2
Certificate of Designation of Series B Preferred Stock of Innventure, Inc., filed with the Secretary of State of State of Delaware on October 2, 2024 (incorporated by reference to Exhibit 3.3 to Innventure, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2025)

4.3
Certificate of Designation of Series C Preferred Stock of Innventure, Inc., filed with the Secretary of State of Delaware on March 24, 2025 (incorporated by reference to Exhibit 3.1 to Innventure, Inc.’s Current Report on Form 8-K filed with the SEC on March 25, 2025)

4.4	Form of Innventure LLC Series 1 Promissory Note (incorporated by reference to Exhibit 4.3 to Innventure, Inc.’s Registration Statement on Form S-4 filed with the SEC on September 6, 2024)
4.5	Form of Accelsius Holdings LLC Convertible Promissory Note (incorporated by reference to Exhibit 4.4 to Innventure, Inc.’s Registration Statement on Form S-4 filed with the SEC on September 6, 2024)
4.6
Secured Convertible Note and Warrant Purchase Agreement, dated as of June 3, 2021, by and among Innventus ESG Fund I, L.P., AeroFlexx, LLC, and the Investors party thereto (incorporated by reference to Exhibit 4.5 to Innventure, Inc.’s Registration Statement on Form S-4 filed with the SEC on September 6, 2024)

4.7
Amended and Restated Secured Convertible Promissory Note and Warrant Purchase Agreement, dated as of July 31, 2021, by and among Innventus ESG Fund I, L.P., AeroFlexx, LLC, and the Investors party thereto (incorporated by reference to Exhibit 4.6 to Innventure, Inc.’s Registration Statement on Form S-4 filed with the SEC on September 6, 2024)

4.8
Form of Innventure Class B Warrant Cashless Exercise Description and Acknowledgment Letter (incorporated by reference to Exhibit 4.8 to Innventure, Inc.’s Registration Statement on Form S-4 filed with the SEC on September 6, 2024)

4.9^
Warrant to Acquire Securities of Innventure, Inc., dated October 22, 2024, issued to WTI Fund X, LLC (incorporated by reference to Exhibit 4.1 to Innventure, Inc.’s Current Report on Form 8-K filed with the SEC on October 23, 2024)

4.10^
Warrant to Acquire Securities of Innventure, Inc., dated October 22, 2024, issued to WTI Fund XI, LLC (incorporated by reference to Exhibit 4.2 to Innventure, Inc.’s Current Report on Form 8-K filed with the SEC on October 23, 2024)

4.11^
Warrant to Acquire Securities of Innventure, Inc., issued to WTI Fund X, LLC on April 14, 2025 (incorporated by reference to Exhibit 4.2 to Innventure, Inc.’s Current Report on Form 8-K filed with the SEC April 14, 2025)

4.12^
Warrant to Acquire Securities of Innventure, Inc., issued to WTI Fund XI, LLC on April 14, 2025 (incorporated by reference to Exhibit 4.3 to Innventure, Inc.’s Current Report on Form 8-K filed with the SEC on April 14, 2025)

4.13
Registration and Shareholder Rights Agreement, dated October 12, 2021, by and among Learn CW Investment Corporation, the Sponsor and certain other security holders named therein (incorporated by reference to Exhibit 10.4 to Learn CW Investment Corporation’s Current Report on Form 8-K filed with the SEC on October 14, 2021)

4.14	Form of Series A Warrant (incorporated by reference to Exhibit 4.1 to Innventure, Inc.’s Current Report on Form 8-K filed with the SEC on October 6, 2025)
5.1**	Opinion of Jones Day
5.2	Opinion of Jones Day (incorporated by reference to Exhibit 5.1 to Innventure, Inc.’s Registration Statement on Form S-1 (File No. 333-282971) filed with the SEC on April 15, 2025)
5.3	Opinion of Jones Day (incorporated by reference to Exhibit 5.1 to Innventure, Inc.’s Registration Statement on Form S-1 (File No. 333-286558) filed with the SEC on April 15, 2025)

Exhibit Number	Description of Document
5.4	Opinion of Jones Day (incorporated by reference to Exhibit 5.1 to Innventure, Inc.’s Registration Statement on Form S-1 (File No. 333-291034) filed with the SEC on October 23, 2025)
23.1*	Consent of WithumSmith+Brown, P.C.
23.2*	Consent of BDO USA, P.C.
23.3**	Consent of Jones Day (included in Exhibit 5.1 hereto)
23.4
Consent of Jones Day (included in Exhibit 5.2, which is incorporated by reference to Exhibit 5.1 to Innventure, Inc.’s Registration Statement on Form S-1 (File No. 333-282971) filed with the SEC on April 15, 2025)

23.5
Consent of Jones Day (included in Exhibit 5.3, which is incorporated by reference to Exhibit 5.1 to Innventure, Inc.’s Registration Statement on Form S-1 (File No. 333-286558) filed with the SEC on April 15, 2025)

23.6
Consent of Jones Day (included in Exhibit 5.4, which is incorporated by reference to Exhibit 5.1 to Innventure, Inc.’s Registration Statement on Form S-1 (File No. 333-291034) filed with the SEC on October 23, 2025)

24.1**	Power of Attorney (included on the signature page to the Company’s Registration Statement on Form S-3 (File No. 333-294419) filed with the SEC on March 18, 2026)
107**	Filing Fee Table

*	filed herewith
**	previously filed
+
Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

^	Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Innventure, Inc. agrees to furnish a copy of any omitted schedule to the SEC upon request.
Item 17.	Undertakings.
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on April 1, 2026.

INNVENTURE, INC.
By:	/s/ Gregory W. Haskell
Name:	Gregory W. Haskell
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory W. Haskell	Chief Executive Officer and Director (Principal Executive Officer)	April 1, 2026
Gregory W. Haskell

/s/ David Yablunosky	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	April 1, 2026
David Yablunosky

*	Executive Chairman and Director	April 1, 2026
Michael Otworth

/s/ Suzanne Niemeyer	General Counsel and Director	April 1, 2026
Suzanne Niemeyer

*	Director	April 1, 2026
James O. Donnally

*	Director	April 1, 2026
Bruce Brown

*	Director	April 1, 2026
Elizabeth Williams

*	Director	April 1, 2026
Daniel J. Hennessy

*	Director	April 1, 2026
Michael Amalfitano

*By:	/s/ Suzanne Niemeyer
Name:	Suzanne Niemeyer
Title:	Attorney-in-Fact